                     [DAVIS GRAHAM & STUBBS LLP LETTERHEAD]

                                                                     EXHIBIT 5.1
                                                                    EXHIBIT 21.1


                                  May 22, 2001


CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO   80111

     RE: REGISTRATION ON FORM S-8 OF 2,750,000 SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE CIBER, INC. EMPLOYEE STOCK PURCHASE PLAN


Ladies & Gentlemen:

     We have acted as counsel to CIBER, Inc. (the "Company") in connection with the registration by the Company of 2,750,000 shares of Common Stock, $.01 par value (the "Shares"), described in the Registration Statement on Form S-8 of the Company being filed with the Securities and Exchange Commission concurrently herewith. The Shares will be issued pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

     In such connection, we have examined certain corporate records and proceedings of the Company, including actions taken by the Company relating to the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated in the Plan and the Registration Statement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the reference to this firm in the Registration Statement as the counsel who will pass on the validity of the Shares. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Sincerely,

                                        /s/ Davis Graham & Stubbs LLP

                                        DAVIS GRAHAM & STUBBS LLP